Exhibit 99.1

Broadwind Energy Announces Q4 and Full-Year 2013 Results

Q4 Highlights:

•                  Order intake of $201 million; year-end backlog of $311 million is highest on record

•                  Sales of $56.4 million, up 26% from weak prior-year fourth quarter

•                  Gross profit margin (ex. restructuring) of 7.8%, up 600 bp from Q4 2012

•                  Adjusted EBITDA increased to $2.8 million, bringing full-year adjusted EBITDA to $10.3 million, in line with forecast

•                  Cash assets rose to $26.2 million, operating line of credit undrawn, debt and capital lease balance dropped to $5.1 million

Cicero, Ill., March 12, 2014 — Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $56.4 million for the fourth quarter of 2013, a 26% increase compared to $44.9 million in the fourth quarter of 2012. The increase reflects the continued strength in the Company’s Towers and Weldments segment, partly offset by weaker results in the Gearing and Services segments.

The Company reported a net loss from continuing operations of $3.7 million or $.26 per share in the fourth quarter of 2013, compared to a loss of $5.9 million or $.41 per share in the fourth quarter of 2012. The improvement was due to stronger results in the Towers and Weldments segment, somewhat offset by weaker results in the other business segments and $1.7 million of higher restructuring expenses as the Company nears completion on its restructuring initiatives. The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring) of $2.8 million in the fourth quarter of 2013, compared to $.7 million in the fourth quarter of 2012. The progress reflects the 61% increase in tower volume in the current-year fourth quarter, somewhat offset by weaker results in the other business segments.

Full-year 2013 sales of $215.7 million exceeded full-year 2012 sales by 2%, reflecting growth in the Towers and Weldments segment, somewhat offset by lower volumes in the Gearing and Services segments. For the full-year 2013, the loss from continuing operations narrowed to $10.4 million from a $17.9 million loss reported in 2012, and the loss per share narrowed to ($.72) from ($1.27) in 2012. The Company reported non-GAAP adjusted EBITDA of $10.3 million in 2013, up sharply from $5.5 million in 2012 due primarily to improved operating results in the Towers and Weldments segment.

Peter C. Duprey, president and chief executive officer, stated, “Broadwind completed another solid quarter, finishing the year in-line with our forecast and markedly stronger than the prior year. Our Towers and Weldments segment had another record-breaking quarter and continues to drive us toward overall profitability. We booked $190 million in new tower orders in the quarter. In this segment, we are sold out for 2014 and over 50% booked for 2015.”

“Our full-year results highlighted the significant achievements we made in 2013. Our gross margins excluding restructuring improved by 400 basis points, our cash position improved by $25 million, we generated over $10 million of EBITDA which was an 88% improvement over last year, and our backlog is over $300 million with great visibility into 2015. Additionally, we completed the sale of our idle tower facility, settled the outstanding shareholder litigation and resolved the outstanding environmental investigation.”

Mr. Duprey concluded, “The record results in our towers business continue to drive the Company toward profitability, affording us the leeway to turnaround and grow our other operating segments. With the restructuring behind us, the strength in our towers backlog and our continuous improvement efforts resonating within the organization, we are confident that we will generate positive EPS in 2014.”

Orders and Backlog

The Company booked $201 million in net new orders in the fourth quarter, a record high and nearly triple the prior-year fourth quarter. Towers and Weldments orders, which vary considerably from quarter-to-quarter, totaled $193 million, the highest on record for this segment. Fourth-quarter Gearing orders totaled $5.1 million, a 23% decrease from the prior-year fourth quarter due to weaker orders from industrial customers. Services orders totaled $2.4 million, down sharply from the prior-year fourth quarter which included a large drivetrain project with an industrial customer, which was subsequently cancelled.

At December 31, 2013, total backlog of $311 million was more than double the prior-year end backlog of $123 million and was the highest backlog in Company history.

Segment Results

Towers and Weldments

Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $43.4 million in the fourth quarter of 2013, compared to $25.6 million in the fourth quarter of 2012. The sharp increase is due to a 61% increase in tower volume as the fourth quarter of 2012 was negatively impacted by the impending expiration of the Production Tax Credit, which accelerated 2012 tower deliveries into earlier months. Non-GAAP adjusted EBITDA for the segment totaled $7.4 million in the current year period, up sharply from $1.2 million in the same period last year. The significant improvement was the result of higher volumes, improved operating efficiencies and a less variable and more profitable mix of towers compared to the fourth quarter of 2012. Towers and Weldments segment operating income for the fourth quarter of 2013 was $5.8 million (13% of sales), up $6.3 million from the fourth quarter of 2012 due to the factors described above.

Towers and Weldments sales for 2013 totaled $159.5 million, an 18% increase over 2012 reported sales. The increase was due primarily to a 28% increase in tower volumes in the current year as well as a $.6 million increase in industrial weldment sales compared to the prior year. Non-GAAP adjusted EBITDA totaled $24.8 million in 2013, up dramatically from $8.3 million in the prior year. The significant improvement was the result of higher volumes, improved margins over material costs and better productivity than in the prior year due to a simplified production mix. Towers and Weldments segment operating income for 2013 was $19.6 million (12% of sales), up significantly from $2.8 million in 2012, due to the factors described above.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel and wind applications.

Gearing sales totaled $11.6 million in the fourth quarter of 2013, compared to $14.3 million in the fourth quarter of 2012. The decrease was due primarily to lower sales to industrial, mining and steel customers, partly offset by higher sales for replacement wind gearing and oil and gas customers. Non-GAAP adjusted EBITDA for the fourth quarter of 2013 was a loss of $1.2 million, compared to non-GAAP adjusted EBITDA of $1.0 million in the prior-year fourth quarter. The decrease was due to lower volumes and margins and adverse manufacturing variances in the current-year period. Gearing segment operating loss for the fourth quarter of 2013 was $5.6 million, compared to an operating loss of $2.2 million in the prior-year fourth quarter. The deterioration was due in part to an additional $2.0 million of restructuring expense associated with the plant consolidation project that is nearly complete as well as the unfavorable factors described above, partly offset by lower non-cash charges in the current-year period.

Gearing sales for 2013 totaled $43.2 million, down 22% from $55.7 million in 2012. The decrease was attributable to manufacturing delays associated with the plant consolidation and the production of a new line of industrial gearboxes as well as weak demand from mining and oil and gas customers. Non-GAAP adjusted EBITDA for 2013 was a loss of $3.6 million compared to non-GAAP adjusted EBITDA of $5.0 million in 2012. The decrease was due in part to lower volumes and margins as well as a charge of $1.5 million in 2013 related to the resolution of a long-standing environmental investigation. Gearing segment operating loss for 2013 totaled $17.9 million, compared to an operating loss of $7.6 million in 2012. The 2013 operating loss included an additional $3.3 million of restructuring expense associated with the nearly complete plant consolidation, partly offset by lower non-cash charges, as well as the unfavorable factors described above.

Services

Broadwind Energy specializes in non-routine drivetrain and blade maintenance services and offers comprehensive field services to the wind industry.

Revenue from the Services segment was $2.0 million in the fourth quarter of 2013, compared to $6.1 million in the fourth quarter of 2012. The 67% decrease was related to lower industrial drivetrain assembly work compared to the prior-year fourth quarter and depressed field service activity during a period of extremely low wind turbine installations across the United States. Non-GAAP adjusted EBITDA loss totaled $1.1 million in the fourth quarter of 2013, compared to near break-even in the fourth quarter of 2012. The decrease was due primarily to lower volume and margins and higher inventory charges, partly offset by lower salary expense and other SG&A cost savings. The Services operating loss increased in the fourth quarter of 2013 to $1.5 million, compared to a loss of $.9 million in the fourth quarter of 2012, reflecting the factors described above, partly offset by lower depreciation and restructuring expenses.

Services sales for 2013 totaled $17.2 million, compared to $22.1 million for 2012. The 22% decrease was due to depressed field service activity as a result of an extremely low volume of wind turbine installations across the U.S., partly offset by higher industrial drivetrain assembly revenue in the first half of 2013. Non-GAAP adjusted EBITDA losses totaled $2.6 million in 2013, compared to $1.4 million in 2012. The deterioration was due primarily to lower volumes and margins and higher inventory charges, somewhat offset by lower salary expense and other SG&A cost savings as well as higher industrial margins in the first half of 2013. Operating loss for 2013 totaled $4.7 million, compared to a loss of $4.2 million in 2012 due to the factors described above, partly offset by lower non-cash expenses.

Corporate and Other

Corporate and other expenses totaled $2.7 million in the fourth quarter of 2013, compared to $2.0 million in the fourth quarter of 2012. The increase was due primarily to severance expense, and higher professional fees incurred in the fourth quarter of 2013.

Corporate and other expenses totaled $10.1 million for 2013 compared to $8.3 million for 2012. The 23% increase was primarily due to increased employee compensation expense as well as the factors described above.

Company-wide restructuring capital and expense totaled $5.6 million for 2013, net of the $3.6 million gain on the sale of the idle tower facility in the second quarter of 2013. The project was 88% complete as of December 31, 2013.

The future income tax benefits associated with the 2013 loss were offset by an increase in the valuation allowance; therefore the effective federal tax rate is zero. As of year-end, cumulative federal net operating loss carry-forwards totaled $167 million.

Cash and Liquidity

During the quarter, operating working capital (accounts receivables and inventory, net of accounts payable and customer deposits) increased $.3 million to $5.3 million or 2% of annualized fourth-quarter 2013 sales.

Cash assets rose to $26.2 million at December 31, 2013, an increase of $2.1 million from September 30, 2013. At December 31, 2013, the Company’s $20 million line of credit was undrawn.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, steel, oil and gas and mining applications, to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of nearly 800 employees is committed to helping customers maximize performance of their investments — quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This release includes various forward-looking statements related to future, not past, events. Statements in this release that are not historical are forward-looking statements. These statements are based on current expectations, and we undertake no obligation to update these statements to reflect events or circumstances occurring after this release. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include, but are not limited to: expectations regarding our business, end-markets, relationships with customers and our ability to diversify our customer base; the impact of competition and economic volatility on the industries in which we compete; our ability to realize revenue from customer orders and backlog; the impact of regulation on our end-markets, including the wind energy industry in particular; the sufficiency of our liquidity and working capital; our restructuring plans and the associated cost savings; our ability to preserve and utilize our tax net operating loss carry-forwards; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including those contained in Part I, Item 1A “Risk Factors” of our Annual Reports on Form 10-K.

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com

LHA CONTACT: — Jody Burfening/Carolyn Capaccio, 212.838.3777, ccapaccio@lhai.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	As of December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,936	$516
Short-term investments	1,143	—
Restricted cash	83	330
Accounts receivable, net	18,735	20,039
Inventories, net.	37,143	21,988
Prepaid expenses and other current assets	2,325	3,836
Assets held for sale	1,970	8,042
Total current assets	86,335	54,751
LONG-TERM ASSETS:
Property and equipment, net	69,077	79,889
Intangible assets, net	5,903	7,454
Other assets.	2,379	816
TOTAL ASSETS	$163,694	$142,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$—	$955
Current maturities of long-term debt.	201	352
Current portions of capital lease obligations.	933	2,217
Accounts payable	27,537	16,377
Accrued liabilities	8,115	6,012
Customer deposits	22,993	4,063
Liabilities held for sale	749	3,860
Total current liabilities	60,528	33,836

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,755	2,956
Long-term capital lease obligations, net of current portions	1,193	641
Other	3,888	2,169
Total long-term liabilities	7,836	5,766

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,627,990 and 14,197,792 shares issued and outstanding as of December 31, 2013 and 2012, respectively	15	14
Additional paid-in capital	376,125	373,605
Accumulated deficit	(280,810)	(270,311)
Total stockholders’ equity	95,330	103,308
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY.	$163,694	$142,910

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012

Revenues	$56,397	$44,908	$215,710	$210,707
Cost of sales	52,012	44,102	198,379	202,257
Restructuring	2,229	576	4,986	1,614
Gross profit	2,156	230	12,345	6,836

OPERATING EXPENSES:
Selling, general and administrative	5,693	4,976	21,414	21,634
Intangible amortization	111	665	1,552	1,759
Regulatory settlement	—	—	1,500	—
Restructuring	302	259	1,089	740
Total operating expenses	6,106	5,900	25,555	24,133
Operating loss	(3,950)	(5,670)	(13,210)	(17,297)

OTHER INCOME (EXPENSE), net:
Interest expense, net	(190)	(658)	(985)	(1,711)
Other income, net	489	513	1,000	1,271
Gain (loss) on sale of assets and restructuring	(87)	(58)	2,878	(144)
Total other (expense) income, net	212	(203)	2,893	(584)

Net loss from continuing operations before (benefit) provision for income taxes	(3,738)	(5,873)	(10,317)	(17,881)
(Benefit) provision for income taxes	8	5	72	26
LOSS FROM CONTINUING OPERATIONS	(3,746)	(5,878)	(10,389)	(17,907)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	(110)	—
NET LOSS	$(3,746)	$(5,878)	$(10,499)	$(17,907)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.26)	$(0.41)	$(0.72)	$(1.27)
Loss from discontinued operations	—	—	(0.01)	—
Net Loss	$(0.26)	$(0.41)	$(0.73)	$(1.27)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	14,605	14,166	14,457	14,058

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	For the Years Ended December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,499)	$(17,907)
Loss from discontinued operations	110	—
Loss from continuing operations	(10,389)	(17,907)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	14,856	16,537
Impairment charges	2,365	—
Stock-based compensation	1,821	2,833
(Recovery of) allowance for doubtful accounts	(436)	15
Common stock issued under defined contribution 401(k) plan	681	523
(Gain) loss on disposal of assets	(3,503)	548
Changes in operating assets and liabilities:
Accounts receivable	1,808	5,257
Inventories	(15,155)	1,367
Prepaid expenses and other current assets	1,411	519
Accounts payable	11,671	(1,165)
Accrued liabilities	2,208	170
Customer deposits	18,930	(13,256)
Other non-current assets and liabilities	(14)	1,677
Net cash provided by (used in) operating activities of continued operations	26,254	(2,882)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of logistics business and related note receivable	250	375
Purchases of available for sale securities	(2,116)	—
Maturities of available for sale securities	973	—
Purchases of property and equipment	(6,950)	(5,738)
Proceeds from disposals of property and equipment	13,249	113
Decrease (increase) in restricted cash	248	546
Net cash provided by (used in) investing activities of continued operations	5,654	(4,704)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	18	—
Payments on lines of credit and notes payable	(80,376)	(78,785)
Payments on related party notes payable	—	(2,791)
Proceeds from lines of credit and notes payable	75,208	77,620
Payments for debt issuance costs	—	(638)
Principal payments on capital leases	(2,338)	(644)
Net cash (used in) provided by financing activities of continued operations	(7,488)	(5,238)

DISCONTINUED OPERATIONS:
Operating cash flows	—	—
Investing cash flows	—	—
Financing cash flows	—	—
Net cash used in discontinued operations	—	—

Add: Cash balance of discontinued operations, beginning of period	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,420	(12,824)
CASH AND CASH EQUIVALENTS, beginning of the year	516	13,340
CASH AND CASH EQUIVALENTS, end of the year	$24,936	$516

Supplemental cash flow information:
Interest paid	$789	$1,503
Income taxes paid	$22	$26
Non-cash investing and financing activities:
Issuance of restricted stock grants	$1,328	$1,815
Equipment addition via capital lease	$1,485	$—

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
REVENUES:
Towers and Weldments	$43,433	$25,634	$159,478	$135,221
Gearing	11,597	14,308	43,150	55,660
Services	1,991	6,069	17,244	22,106
Corporate and Other	(624)	(1,103)	(4,162)	(2,280)
Total revenues	$56,397	$44,908	$215,710	$210,707

OPERATING (LOSS) PROFIT:
Towers and Weldments	$5,771	$(540)	$19,550	$2,766
Gearing	(5,588)	(2,236)	(17,915)	(7,626)
Services	(1,483)	(854)	(4,721)	(4,185)
Corporate and Other	(2,650)	(2,040)	(10,124)	(8,252)
Total operating loss	$(3,950)	$(5,670)	$(13,210)	$(17,297)

BROADWIND ENERGY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2013 and 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Consolidated	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating loss	$(3,950)	$(5,670)	$(13,210)	$(17,297)
Depreciation and amortization	3,136	4,088	13,962	15,678
Share-based compensation and other stock payments	548	886	2,519	3,505
Other income	489	513	1,000	1,271
Restructuring	2,531	835	6,075	2,354
Adjusted EBITDA	$2,754	$652	$10,346	$5,511

	Three Months Ended December 31,		Twelve Months Ended December 31,
Towers and Weldments Segment	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Profit	$5,771	$(540)	$19,550	$2,766
Depreciation	1,031	954	3,872	3,676
Share-based compensation and other stock payments	112	145	464	720
Other Income	487	463	753	992
Restructuring Expense	11	130	176	130
Total Adjusted EBITDA (Non-GAAP)	$7,412	$1,152	$24,815	$8,284

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gearing Segment	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Loss	$(5,588)	$(2,236)	$(17,915)	$(7,626)
Depreciation	1,648	1,893	7,089	8,378
Amortization	111	665	1,552	1,759
Share-based compensation and other stock payments	136	147	469	602
Other Income (Expense)	10	(1)	4	16
Restructuring Expense	2,520	548	5,203	1,910
Total Adjusted EBITDA (Non-GAAP)	$(1,163)	$1,016	$(3,598)	$5,039

	Three Months Ended December 31,		Twelve Months Ended December 31,
Services Segment	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Loss	$(1,483)	$(854)	$(4,721)	$(4,185)
Depreciation	333	563	1,398	1,800
Share-based compensation and other stock payments	52	65	279	405
Other Income (Expense)	(8)	58	243	267
Restructuring Expense	—	119	234	265
Total Adjusted EBITDA (Non-GAAP)	$(1,106)	$(49)	$(2,567)	$(1,448)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Corporate and Other	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Loss	$(2,650)	$(2,040)	$(10,124)	$(8,252)
Depreciation	13	13	51	65
Share-based compensation and other stock payments	248	529	1,307	1,778
Other Income (Expense)	—	(7)	—	(4)
Restructuring Expense	—	38	462	49
Total Adjusted EBITDA (Non-GAAP)	$(2,389)	$(1,467)	$(8,304)	$(6,364)